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                                                                EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
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VALLEY MEDIA RECEIVES NASDAQ STAFF DETERMINATION

Woodland, CA May 23, 2001 /BUSINESS WIRE/-- Valley Media, Inc. (Nasdaq: VMIX)
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today stated it received a Nasdaq Staff Determination on May 17, 2001 that the
Company fails to comply with the minimum market value of public float requirement for continued listing set forth in Marketplace Rule 4450(a)(2), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. Further, on March 26, 2001, the Company received notification from Nasdaq that it fails to meet the minimum bid price requirement for continued listing also set forth in Marketplace Rule 4450(a)(5) and that the Company has until June 25, 2001 to comply with this requirement.

Valley Media has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination concerning the minimum market value of public float requirement. According to Nasdaq procedures, the hearing date will be set, to the extent practicable, within 45 days of the request, and the Company's stock will continue to trade on The Nasdaq National Market pending the Panel's decision. There can be no assurance that the Panel will grant the Company's request for continued listing or that the Company will be able to timely comply with the various maintenance requirements for continued listing. The inability to maintain listing of the Company's stock on the Nasdaq National Market would likely adversely affect the ability or willingness of investors to purchase the Company's stock. In addition, the market liquidity of the Company's securities would likely be severely affected.

     About Valley Media, Inc.

Valley Media, Inc. is a distributor of music, video and DVD product, offering Full-line Distribution, Independent Distribution and new Media fulfillment services for e-commerce, in addition to publications and proprietary database products. Valley Media operates facilities in seven states with primary distribution facilities in Louisville, KY, and Woodland, CA, where its corporate
headquarters are located.   Additional information about Valley Media is
available at www.valley-media.com.

This release includes forward-looking statements, including statements concerning the ability to obtain a hearing with Nasdaq and the potential outcome of any such meeting. These statements are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the following: our ability to achieve or sustain profitability; general economic and business conditions, including growth in our e-fulfillment business group, the failure of net sales to increase, the loss of any one of our largest customers, competitive pricing pressures in our industry; and such other factors that are more fully detailed in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended April 1, 2000.

SOURCE:  Valley Media, Inc.
Don Rose, 530/661-6600 (Vice President --Finance) der@valley-media.com
James P. Miller, 530/661-6600 (President and COO) jpm@valley-media.com